UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

Roadrunner Transportation Systems, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
76973Q 10 5
(CUSIP Number)
May 18, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	76973Q 10 5

1	NAMES OF REPORTING PERSONS Thayer Equity Investors V, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		11,632,192

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		11,632,192

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	11,632,192

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	39.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 2 of 20 Pages

CUSIP No.	76973Q 10 5

1	NAMES OF REPORTING PERSONS Thayer | Hidden Creek Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		2,528,947

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		2,528,947

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	2,528,947

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	8.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 3 of 20 Pages

CUSIP No.	76973Q 10 5

1	NAMES OF REPORTING PERSONS THC Co-Investors II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		36,662

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		36,662

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	36,662

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	Less than one percent

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

Page 4 of 20 Pages

CUSIP No.	76973Q 10 5

1	NAMES OF REPORTING PERSONS TC Sargent Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		24,455

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		24,455

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	24,455

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	Less than one percent

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

Page 5 of 20 Pages

CUSIP No.	76973Q 10 5

1	NAMES OF REPORTING PERSONS TC Roadrunner-Dawes Holdings, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		24,369

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		24,369

WITH:	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	24,369

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	Less than one percent

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

Page 6 of 20 Pages

CUSIP No.	76973Q 10 5

1	NAMES OF REPORTING PERSONS TC Equity Partners V, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		11,632,192

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

11,632,192

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,632,192

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

39.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO, IA

Page 7 of 20 Pages

CUSIP No.	76973Q 10 5

1	NAMES OF REPORTING PERSONS Thayer | Hidden Creek Partners, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		14,246,625

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

14,246,625

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,246,625

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

48.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

Page 8 of 20 Pages

CUSIP No.	76973Q 10 5

1	NAMES OF REPORTING PERSONS THCP Management II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,565,609

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

2,565,609

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,565,609

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

8.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN, IA

Page 9 of 20 Pages

CUSIP No.	76973Q 10 5

1	NAMES OF REPORTING PERSONS Thayer | Hidden Creek Management, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		48,824

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

48,824

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

48,824

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than one percent

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN, IA

Page 10 of 20 Pages

CUSIP No.	76973Q 10 5

1	NAMES OF REPORTING PERSONS TC Co-Investors V, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		48,824

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER

48,824

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

48,824

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than one percent

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

Page 11 of 20 Pages

CUSIP No.	76973Q 10 5
Item 1.
(a)	Name of Issuer: Roadrunner Transportation Systems, Inc. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices: 4900 S. Pennsylvania Ave. Cudahy, Wisconsin 53110
Item 2.
(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Act: Thayer Equity Investors V, L.P. (“Thayer”); Thayer | Hidden Creek Partners II, L.P. (“Partners II”); THC Co-Investors II, L.P. (“Co-Investors II”); TC Sargent Holdings, L.L.C. (“TC Sargent”); TC Roadrunner-Dawes Holdings, L.L.C. (“TC Roadrunner”); TC Equity Partners V, L.L.C. (“TC Equity”); Thayer | Hidden Creek Partners, L.L.C. (“Thayer | Hidden Creek”); TC Co-Investors V, L.L.C. (“Co-Investors”); Thayer | Hidden Creek Management, L.P. (“Management”); and THCP Management II, L.P. (“THCP”) or collectively, the “Reporting Persons.”

The Reporting Persons have entered into a Joint Filing Agreement, dated as of the date hereof, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the Reporting Persons is: 1455 Pennsylvania Avenue, N.W., Suite 350, Washington, D.C. 20004

(c)	Citizenship or Place of Organization:

Thayer, Partners II, Co-Investors II, TC Sargent, TC Roadrunner, TC Equity, Thayer | Hidden Creek, Co-Investors, Management, and THCP are each formed or incorporated under the laws of the state of Delaware.

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 76973Q 10 5

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

Page 12 of 20 Pages

CUSIP No.	76973Q 10 5
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
Item 4. Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned and (b) percent of class:

Thayer is the direct beneficial owner of 11,632,192 shares of Common Stock, or approximately 39.4% of the Common Stock. Partners II is the direct beneficial owner of 2,528,947 shares of Common Stock, or approximately 8.7% of the Common Stock. Co-Investors II is the direct beneficial owner of 36,662 shares of Common Stock, or less than one percent of the Common Stock. TC Sargent is the direct beneficial owner of 24,455 shares of Common Stock, or less than one percent of the Common Stock. TC Roadrunner is the direct beneficial owner of 24,369 shares of Common Stock, or less than one percent of the Common Stock.

Ownership of Thayer: TC Equity is the general partner of Thayer and Thayer | Hidden Creek is the managing member of TC Equity. As such, TC Equity and Thayer | Hidden Creek may be deemed to beneficially own the 11,632,192 shares of Common Stock owned by Thayer.

Ownership of Partners II: THCP is the general partner of Partners II, and Thayer | Hidden Creek is the general partner of THCP. As such, THCP and Thayer | Hidden Creek may be deemed to beneficially own the 2,528,947 shares of Common Stock owned by Partners II.

Ownership of Co-Investors II: THCP is the general partner of Co-Investors II, and Thayer | Hidden Creek is the general partner of THCP. As such, THCP and Thayer | Hidden Creek may be deemed to beneficially own the 36,662 shares of Common Stock owned by Co-Investors II.

Ownership of TC Sargent: Co-Investors is the managing member of TC Sargent. Management is the sole manager of Co-Investors, and Thayer | Hidden Creek is the general partner of Management. As such, each of Co-Investors, Management, and Thayer | Hidden Creek may be deemed to beneficially own the 24,455 shares of Common Stock owned by TC Sargent.

Ownership of TC Roadrunner: Co-Investors is the managing member of TC Roadrunner. Management is the sole manager of Co-Investors, and Thayer | Hidden Creek is the general partner of Management. As such, each of Co-Investors, Management, and Thayer | Hidden Creek may be deemed to beneficially own the 24,369 shares of Common Stock owned by TC Roadrunner.

Pursuant to Rule 13d-5(b)(1) under the Act, Thayer, Partners II, Co-Investors II, TC Sargent, TC Roadrunner, TC Equity, Thayer | Hidden Creek, Co-Investors, Management, and THCP may be deemed as a group to have beneficial ownership of 14,246,625 shares of Common Stock, the aggregate number of shares of Common Stock held by the Reporting Persons.

All of the percentages calculated in this Schedule 13G are based upon an aggregate of 29,542,563 shares of Common Stock outstanding as of May 18, 2010, as disclosed in the Company’s Form 424(b)(4) Prospectus (File No. 333-152504), filed with the Securities and Exchange Commission on May 13, 2010.

Page 13 of 20 Pages

CUSIP No.	76973Q 10 5
(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote: See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote: See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of: See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of: See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
See response to Items 4(a) and (b).

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not Applicable.

Item 8.	Identification and Classification of Members of the Group.
The Reporting Persons may be deemed to be a “group” for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than in this statement.

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certifications.
Not Applicable.

Page 14 of 20 Pages

CUSIP No.	76973Q 10 5
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 28, 2010 (Date) Thayer Equity Investors V, L.P.
By:	TC Equity Partners V, L.L.C., its General Partner
By:	Thayer | Hidden Creek Partners, L.L.C., its Managing Member

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

Thayer | Hidden Creek Partners II, L.P.
By:	THCP Management II, L.P., its General Partner
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

THC Co-Investors II, L.P.
By:	THCP Management II, L.P., its General Partner
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

TC Sargent Holdings, L.L.C.
By:	TC Co-Investors V, L.L.C., its Managing Member
By:	Thayer | Hidden Creek Management, L.P., its Sole Manager
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

Page 15 of 20 Pages

CUSIP No.	76973Q 10 5

TC Roadrunner-Dawes Holdings, L.L.C.
By:	TC Co-Investors V, L.L.C., its Managing Member
By:	Thayer | Hidden Creek Management, L.P., its Sole Manager
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

TC Equity Partners V, L.L.C.
By:	Thayer | Hidden Creek Partners, L.L.C., its Managing Member

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

Thayer | Hidden Creek Partners, L.L.C.

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

THCP Management II, L.P.
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

Thayer | Hidden Creek Management, L.P.
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

Page 16 of 20 Pages

CUSIP No.	76973Q 10 5

TC Co-Investors V, L.L.C.
By:	Thayer | Hidden Creek Management, L.P., its Sole Manager
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Page 17 of 20 Pages

CUSIP No.	76973Q 10 5
AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G
The undersigned hereby agree as follows:
(i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and
(ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
Date: May 28, 2010

Thayer Equity Investors V, L.P.
By:	TC Equity Partners V, L.L.C., its General Partner
By:	Thayer | Hidden Creek Partners, L.L.C., its Managing Member

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

Thayer | Hidden Creek Partners II, L.P.
By:	THCP Management II, L.P., its General Partner
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

THC Co-Investors II, L.P.
By:	THCP Management II, L.P., its General Partner
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

Page 18 of 20 Pages

CUSIP No.	76973Q 10 5

TC Sargent Holdings, L.L.C.
By:	TC Co-Investors V, L.L.C., its Managing Member
By:	Thayer | Hidden Creek Management, L.P., its Sole Manager
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

TC Roadrunner-Dawes Holdings, L.L.C.
By:	TC Co-Investors V, L.L.C., its Managing Member
By:	Thayer | Hidden Creek Management, L.P., its Sole Manager
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

TC Equity Partners V, L.L.C.
By:	Thayer | Hidden Creek Partners, L.L.C., its Managing Member

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

Thayer | Hidden Creek Partners, L.L.C.
By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

THCP Management II, L.P.
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

Page 19 of 20 Pages

CUSIP No.	76973Q 10 5

Thayer | Hidden Creek Management, L.P.
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

TC Co-Investors V, L.L.C.
By:	Thayer | Hidden Creek Management, L.P., its Sole Manager
By:	Thayer | Hidden Creek Partners, L.L.C., its General Partner

By:	/s/ Lisa M. Withers
	Name:	Lisa M. Withers
	Title:	Attorney-in-Fact

Page 20 of 20 Pages